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EXHIBIT 23.2


                     CONSENT OF ARONSON, FETRIDGE & WEIGLE,
                           A PROFESSIONAL CORPORATION


We consent to the incorporation by reference in the Registration Statements on Forms S-8 related to the 1997 Outside Director Stock Option Plan of Metro Information Services, Inc. (No. 333-22751), Metro Information Services, Inc. Employee Stock Purchase Plan (No. 333-22753) and the 1997 Incentive Stock Option Plan (No. 333-22777) of our report dated January 15, 1998, on our audit of the financial statements of Acuity Technology Services, LLC as of and for the year ended December 31, 1997, which report is included in the Amended Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 on Form 8-K/A (No. 000-22035) of Metro Information Services, Inc., filed on October 26, 1999.

                                         /s/ Aronson, Fetridge & Weigle


Aronson, Fetridge & Weigle
(a professional corporation)
Rockville, Maryland
October 26, 1999